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                                                                    EXHIBIT 4.46



                                AMENDMENT TO THE
             ALLIED WASTE INDUSTRIES, INC. 1993 INCENTIVE STOCK PLAN

      THIS AMENDMENT, made and entered into on June 20, 2000, by ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Employer").

                                    RECITALS:

      1. The Employer maintains the Allied Waste Industries, Inc. 1993 incentive Stock Plan ("Plan");

      2. The Employer has reserved the right to amend the Plan in whole or in part; and

      3.    The Employer intends to amend the Plan.

      THEREFORE, the Employer hereby adopts this Amendment, as follows:

      1.    Section 2(i) is hereby amended to read as follows:

            "Disability" shall mean a Participant's "permanent and total disability" within the meaning of Code Section 22(e)(3).

      2.    Section 2 is hereby amended to add the following new definition:

            "Retirement" means termination of employment with the Company by a Participant at a time when the sum of the Participant's total whole years (a "whole year" means 12 calendar months) of employment with the Company (including whole years of employment with any business which was acquired by the Company) and the Participant's age is at least 55.

      3. Subsections 6(e)(1) and (2) are hereby amended in their entirety to read as follows:

            (1) If the employment of a Participant with the Company shall terminate for any reason other than Cause, or other than as the result of the Participant's Disability, death, or Retirement, or other than upon the occurrence of a Change in Control (with or without any termination of the Participant's employment), (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one month after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the
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                  extent that they were not exercisable at the time of such
                  termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

            (2) If the employment of a Participant with the Company shall terminate as the result of the Participant's Disability, death, or Retirement, all of the Options granted to such Participant shall become fully and immediately exercisable and shall remain exercisable until the expiration of one year after such termination or, if earlier, until the expiration of their term(s), on which date they shall expire.

      4. Section 6(e) is hereby amended by adding the following new paragraph:

            (4) Upon the occurrence of a Change in Control, all of the Options granted to such Participant shall become fully and immediately exercisable and shall remain exercisable until their expiration, termination, or cancellation.

      5.    Subsection 6(f) is hereby deleted in its entirety.

      6.    The Effective Date of this Amendment shall be June 28, 2000.

      7. Except as amended, all of the terms and conditions of the Plan shall remain in full force and effect.

                                            ALLIED WASTE INDUSTRIES, INC.,
                                            a Delaware corporation



                                            By /s/ Steven M. Helm
                                               --------------------------------
                                               Steven M. Helm, Vice President